EXHIBIT 10.1

Gary C. Hanna	Direct (504) 799-1913
Chief Executive Officer	Fax (504) 535-2704
ghanna@eplweb.com

May 21, 2010

Mr. Jonathan S. Gross

9002 Chimney Rock Road

Suite G-244

Houston, TX 77096

Dear Jon:

This letter serves to confirm an offer of employment to you for the position of Senior Vice President, Geosciences with Energy Partners, Ltd. (the “Company”) in our Houston office.

The following represent the terms and conditions of this offer:

•	Commencement date on June 4, 2010 (or such other date in close proximity thereto as shall be mutually agreed between us).
•	Starting base salary of $275,000.00 annually.
•	Annual bonus target of 50% of base pay. In your first year of employment, you will be eligible for a prorated bonus, depending upon your date of hire.
•

The grant on the commencement date of your employment of a non-statutory option with a ten year term to purchase 25,000 shares of Common Stock of the Company that will vest in one-third increments on each of the first three anniversaries of the date of grant at an exercise price equal to the closing price of the Company’s Common Stock on the date of grant (a detailed Stock Option Agreement containing standard terms consistent with the foregoing will be provided shortly after your commencement of employment). You will also be eligible for additional option or other equity grants as approved by the Compensation Committee or the Board of Directors.

•	You will be eligible for twenty days of vacation annually, prorated for 2010.
•

Eligible for participation in the Company’s Change of Control Severance Plan, as amended, with a Designated Multiple (as defined in the Plan) of 1.5X (details of the calculation are provided in the Change of Control Severance Plan and its amendments).

In addition to your compensation, you will be entitled to participate in any plans sponsored by the Company, including medical, dental, disability and life insurance plans, subject in each instance to applicable conditions and waiting periods. The Company also sponsors a 401(k) Plan in which you will be eligible to participate on the terms provided in the plan documents. A summary of the benefit plans and a copy of the 401(k) Summary Plan description are being provided to you separately.

Mr. Jonathan S. Gross

May 21, 2010

The Company, as do most employers, expressly reserves the right to discontinue or amend the nature or amount of any of the compensation or benefit plans/programs/policies/practices that it offers. Also, your employment at the Company will be on an “at will” basis, meaning that you or the Company may terminate this employment relationship at any time, with or without reason.

If you have any questions, please call me. We are very pleased to make this offer to you and are looking forward to you joining our team.

Please acknowledge your acceptance of this offer by signing below and returning one copy to the undersigned, whereupon this shall constitute a binding agreement between us.

Sincerely,

/s/ Gary C. Hanna

Gary C. Hanna

Chief Executive Officer

ACCEPTED AND AGREED
this 25th day of May, 2010

/s/ Jonathan S. Gross
Jonathan S. Gross

ENERGY PARTNERS, LTD.  •  201 ST. CHARLES AVENUE, SUITE 3400  •  NEW ORLEANS, LA 70170  •  (504) 569-1875